Exhibit 2.1

ARTICLES OF AMENDMENT

OF

BLUE MARBLE ENERGY CORPORATION

Pursuant to the provisions of the Washington Business Corporation Act, as amended, these Articles of Amendment to the Amended and Restated Articles of Incorporation of Blue Marble Energy Corporation, a Washington corporation (the “Corporation”), are herewith submitted for filing.

1.          The name of the Corporation is Blue Marble Energy Corporation.

2.          Section 4.1 of the Corporation’s Amended and Restated Articles of Incorporation (the “Current Articles”) is hereby amended and restated in its entirety to read as follows:

“4.1         “Authorized Capital. The Company shall have authority to issue 77,220,347 shares of capital stock in the aggregate. Such shares shall be divided into two classes as follows:

4.1.1       52,000,000 shares of common stock (the “Common Stock”), having a par value of $0.0001 per share.

4.1.2       25,220,347 shares of preferred stock (the “Preferred Stock”), having a par value of $0.0001 per share. The Preferred Stock may be divided into and issued in one or more series in any manner permitted by law and the provisions of these Articles.”

3.          Section 4.4 of the Current Articles is hereby amended and restated in its entirety to read as follows:

“4.4        Designation of Rights and Preferences of Series A and A-1 Preferred Stock. 7,016,638 shares of Preferred Stock are designated as Series A Preferred Stock (the “Series A Preferred”). 18,203,709 shares of Preferred Stock are designated as Series A-1 Preferred Stock (the “Series A-1 Preferred”). Except as otherwise provided in these Articles, all shares of the Preferred Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock and the holders thereof are as follows:”

4.          These Articles of Amendment were duly approved by the Board of Directors of the Corporation on October 10, 2014, in accordance with the provisions of RCW 23B.10.030 of the Washington Business Corporation Act.

5.          These Articles of Amendment were duly approved by the shareholders of the Corporation by written consent effective October 22, 2014, in accordance with the provisions of Sections 23B.10.030, 23B.10.040 and 23B.07.040 of the Washington Business Corporation Act.

6.          These Articles of Amendment will be effective upon filing.

[Signature page follows.]

Dated as of October 23, 2014.

BLUE MARBLE ENERGY CORPORATION

By:	/s/ Colby Underwood
Name:	Colby Underwood
Its:	Co- Chief Executive Officer

SIGNATURE PAGE TO ARTICLES OFAMENDMENT

OF BLUE MARBLE ENERGY CORPORATION

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AMENDED AND RESTATED

ARTICLES OF INCORPORATION
OF
BLUE MARBLE ENERGY CORPORATION

ARTICLE 1

NAME

The name of the corporation is Blue Marble Energy Corporation (the “Company”).

ARTICLE 2

DURATION

The Company is organized under the Washington Business Corporation Act (the “Act”) and shall have perpetual existence.

ARTICLE 3

PURPOSE AND POWERS

The purpose and powers of the Company are as follows:

3.1 To engage in any lawful business.

3.2 To engage in any and all activities that, in the judgment of the Board of Directors of the Company (the “Board”), may at any time be incidental or conducive to the attainment of the foregoing purpose.

3.3 To exercise any and all powers that a corporation formed under the Act, or any amendment thereto or substitute therefor, is entitled at the time to exercise.

ARTICLE 4

CAPITAL STOCK

4.1 Authorized Capital. The Company shall have authority to issue 69,736,595 shares of capital stock in the aggregate. Such shares shall be divided into two classes as follows:

4.1.1       52,000,000 shares of common stock (the “Common Stock”), having a par value of $0.0001 per share.

4.1.2       17,736,595 shares of preferred stock (the “Preferred Stock”), having a par value of $0.0001 per share. The Preferred Stock may be divided into and issued in one or more series in any manner permitted by law and the provisions of these Articles.

4.2 Common Stock. Except to the extent rights, preferences, privileges or restrictions are granted to Preferred Stock or any series thereof, or as provided below, the Common Stock has unlimited voting rights and is entitled to receive the net assets of the Company upon dissolution. Except to the extent rights, preferences, privileges or restrictions are granted to Preferred Stock or any series thereof, or as provided below, the relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the holders thereof are as follows:

4.2.1 Dividend Rights. The holders of record of outstanding shares of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds of the Company legally available therefor, such cash and other dividends as may be declared from time to time by the Board subject, however, to any preferential rights granted to any series of Preferred Stock to first receive such assets and funds.

4.2.2 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (each, a “Liquidation Event”), the holders of issued and outstanding shares of Common Stock shall be entitled to receive ratably, based on the total number of shares of Common Stock held by each, all the assets and funds of the Company available for distribution to its shareholders, whether from capital or surplus, subject, however, to any preferential rights granted to any series of Preferred Stock to first receive such assets and funds.

4.2.3 Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held.

4.3 Preferred Stock. Unless otherwise expressly provided in the designation of the rights and preferences of a series of Preferred Stock, a distribution in redemption or cancellation of shares of Common Stock or rights to acquire Common Stock held by a former employee or consultant of the Company or any of its affiliates may, notwithstanding RCW 23B.06.400(2)(b), be made without regard to the preferential rights of holders of shares of that series of Preferred Stock.

4.4 Designation of Rights and Preferences of Series A and A-1 Preferred Stock. 7,016,638 shares of Preferred Stock are designated as Series A Preferred Stock (the “Series A Preferred”). 10,719,957 shares of Preferred Stock are designated as Series A-1 Preferred Stock (the “Series A-1 Preferred”). Except as otherwise provided in these Articles, all shares of the Preferred Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock and the holders thereof are as follows:

4.4.1       Dividend Rights.

(a)         The holders of the Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board, out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, at the rate per share of 8.0% (per annum) of the Original Issue Price (as defined in Section 4.4.5(a)) of such shares of Preferred Stock, as applicable and as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (each, a “Recapitalization Event”). The right to receive such dividends on the Preferred Stock shall not be cumulative, and no rights shall accrue to the holders of outstanding shares of the Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

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(b)         After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective and applicable Conversion Rates. Cash dividends, if any, shall be paid to any holder residing within the United States by mailing a check, postage prepaid, and to any holder residing outside of the United States by delivering a check via an internationally-recognized overnight courier service to the address of any such holder) of outstanding shares of Preferred Stock and/or Common Stock, as applicable, as shown on the books of the Company, or to such other address as such holder specifies for such purpose by written notice to the Company. The mailing or delivery of such check shall satisfy all obligations of the Company with respect to such dividends, unless such check is not paid upon timely presentation.

4.4.2       Liquidation Rights.

(a)         In the event of a Liquidation Event:

(i)         The holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of Common Stock or any shares of capital stock ranking junior to the Series A Preferred and the Series A-1 Preferred by reason of their ownership thereof, and subject to the rights of any series of Preferred Stock that ranks on liquidation prior to the Series A Preferred and the Series A-1 Preferred, an amount per share equal to the sum of (A) the Original Issue Price for such Preferred Stock (as adjusted for any Recapitalization Event) plus (B) the product of (x) the Original Issue Price for such Preferred Stock (as adjusted for any Recapitalization Event) multiplied by (y) 0.00625 multiplied by (z) the number of thirty (30) day periods that have elapsed since the Original Issue Date for such Preferred Stock plus (C) all declared or accrued but unpaid dividends on such Preferred Stock, if any (the “Liquidation Preference”); provided, however, that if the assets and surplus funds available for distribution among the holders of Series A Preferred and Series A-1 Preferred (and any other series of Preferred Stock entitled to share in such distribution on a parity with the Series A Preferred and Series A-1 Preferred) shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and surplus funds then remaining legally available for distribution shall be distributed pari passu among the holders of Series A Preferred and Series A-1 Preferred (and any other series of Preferred Stock entitled to share in such distribution on a parity with the Series A Preferred and Series A-1 Preferred).

(ii)        Upon the completion of the distribution required by Section 4.4.2(a)(i) above, the remaining assets and surplus funds of the Company available for distribution to its shareholders, if any, shall be distributed among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them.

(b)        A sale, transfer, exchange or exclusive license of all or substantially all of the Company’s property or business (whether voluntary or involuntary), or a merger, consolidation, share exchange or reorganization of the Company with or into another corporation, limited liability company or other entity other than: (i) a merger effected exclusively for the purpose of changing the domicile of the Company; (ii) a merger or consolidation with a wholly owned subsidiary of the Company; (iii) an equity financing approved by the Board in which the Company is the surviving corporation; or (iv) a transaction in which the shareholders of the Company immediately prior to the transaction own 50% or more of the voting power of the acquiring or surviving corporation following the transaction (collectively, a “Corporate Event”), shall be regarded as a Liquidation Event within the meaning of Section 4.2.2 and this Section, unless holders of a majority of the then-outstanding shares of Preferred Stock exclude such transaction from the definition of Corporate Event in a written consent (in which case, such transaction shall not be deemed a Liquidation Event for purposes of these Articles); provided, however, that each holder of Preferred Stock shall have the right to elect the conversion benefits of the provisions of Section 4.4.5 or other applicable conversion provisions and receive payment as a Common Stock holder in lieu of receiving payment as a holder of Preferred Stock in connection with a Liquidation Event.

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(c)         Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d)         If any of the assets of the Company are to be distributed other than in cash under this Section 4.4.2 or for any purpose, then the value of the assets to be distributed to the holders of Preferred Stock shall be determined in good faith by the Board. Notwithstanding the above, any securities to be distributed to the shareholders shall be valued as follows:

(i)         if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending three (3) business days prior to the distribution;

(ii)        if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the ten (10) trading day period ending three (3) business days prior to the distribution; and

(iii)       if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(e)         The Company shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier. Such notices shall describe the material terms and conditions of the impending transaction.

4.4.3       Voting Rights.

(a)         Each holder of Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the total number of shares of Common Stock into which such holder’s shares of Preferred Stock are convertible, at the record date for the determination of shareholders entitled to vote or consent on such matter, or, if no such record date is established, at the date on which notice of the meeting of shareholders at which the vote is to be taken is mailed or delivered, or the date any written consent of shareholders is solicited if the action is to be taken by written consent. Fractional votes will not be permitted, but will be rounded up or down to the nearest whole number with one-half being rounded up based on the aggregate number of shares of Preferred Stock held. Except as otherwise expressly provided herein or by the Act, the holders of shares of Preferred Stock and Common Stock shall vote together as a single class on all matters.

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(b)         Voting for the Election of Directors. As long as at least 50% of the shares of Series A Preferred issued as of the Original Issue Date remain outstanding, the holders of such shares of Series A Preferred shall be entitled to elect one (1) director of the Company at any election of directors. The holders of outstanding Common Stock shall be entitled to elect two (2) directors of the Company at any election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this Company, if any.

(c)         Notwithstanding RCW 23B.08.100, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of these Articles, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s shareholders or (ii) written consent, if the consenting shareholders hold a sufficient number of shares to elect their designee at a meeting of the shareholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be filled by a majority of the holders of that class or series of stock represented at the meeting or pursuant to written consent.

4.4.4        Protective Provisions. So long as not less than 50% of the shares of the Preferred Stock issued as of the Original Issue Date, as applicable, remain outstanding (as adjusted for any Recapitalization Event), the Company shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single voting group:

(a)         alter any provision of these Articles or the bylaws of the Company if such action would adversely alter the rights, preferences, privileges or powers of the Preferred Stock;

(b)         increase or decrease (other than decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock;

(c)         authorize or create (by reclassification or otherwise) any new class or series of equity security having rights, preferences or privileges senior to or on a parity with the Preferred Stock (but not junior to the Preferred Stock);

(d)         approve the purchase, redemption or other acquisition of Common Stock, or other securities other than repurchases pursuant to agreements approved by the Board upon termination of a consultant, director or employee of the Company;

(e)         approve a Liquidation Event;

(f)          increase the size of the Board above five (5) directors;

(g)        effect a Corporate Event in which the holders of Preferred Stock would receive proceeds that are less than their respective Original Issue Price on a per share basis (as adjusted for any Recapitalization Event);

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(h)         declare or pay any dividend (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) with respect to the Common Stock;

(i)          materially change the Company’s overall business plan to exclude the use of a bio conversion process (unless a process that is superior from an economic perspective becomes accessible to the Company);

(j)          enter into a transaction with an affiliate of the Company unless approved by a majority of disinterested directors or shareholders of the Company; or

(k)         increase the number of shares of Common Stock authorized for issuance under any new or existing equity incentive plan in excess of 20% of the Company’s then-outstanding share capital on a fully diluted basis.

4.4.5       Conversion.

(a)         Right to Convert.

(i)         Subject to Section 4.4.5(d), each share of Series A Preferred shall be convertible, at the option of the holder, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.29453 (the “Original Series A Issue Price”) by the Series A Conversion Price at the time in effect for such share (the “Series A Conversion Rate”). The “Series A Conversion Price” shall be, as of the date the first share of Series A Preferred is issued (the “Original Series A Issue Date”), $0.29453 per share, and shall be subject to adjustment for any Recapitalization Event and as provided in this Section 4.4.5.

(ii)        Subject to Section 4.4.5(d), each share of Series A-1 Preferred shall be convertible, at the option of the holder, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Series A-1 Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.6656 (the “Original Series A-1 Issue Price” and, together with the Original Series A Issue Price, as applicable, the “Original Issue Price”) by the Series A-1 Conversion Price at the time in effect for such share (the “Series A-1 Conversion Rate” and, together with the Series A Conversion Rate, as applicable, the “Conversion Rate”). The “Series A-1 Conversion Price” shall be, as of the date the first share of Series A-1 Preferred is issued (the “Original Series A-1 Issue Date”), $0.6656 per share, and shall be subject to adjustment for any Recapitalization Event and as provided in this Section 4.4.5. The Series A Conversion Price and Series A-1 Conversion Price are referred to together herein, as applicable, as the “Conversion Price.” The Original Series A Issue Date and Original Series A-1 Issue Date are referred to together herein, as applicable, as the “Original Issue Date.”

(b)         Automatic Conversion.

(i)         Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate (i) immediately upon the consummation of the Company’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with a per share offering price of at least three (3) times the Original Series A Issue Price (as adjusted for any Recapitalization Event) and aggregate proceeds to the Company of not less than $25,000,000 (a “Qualified IPO”), or (ii) upon the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Preferred, voting together as a single voting group. Any conversion pursuant to this Section 4.4.5(b)(i) shall be effected without any action by the holder of such Series A Preferred and whether or not certificates representing such shares are surrendered to the Company or any transfer agent for the Series A Preferred.

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(ii)        Each share of Series A-1 Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate (i) immediately upon the consummation of the Company’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act, with a per share offering price of at least three (3) times the Original Series A-1 Issue Price (as adjusted for any Recapitalization Event) and aggregate proceeds to the Company of not less than $25,000,000, or (ii) upon the affirmative vote of the holders of a majority of the then-outstanding shares of Series A-1 Preferred, voting together as a single voting group. Any conversion pursuant to this Section 4.4.5(b)(ii) shall be effected without any action by the holder of such Series A-1 Preferred and whether or not certificates representing such shares are surrendered to the Company or any transfer agent for the Series A-1 Preferred.

(c)         Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Company or of any transfer agent for the Preferred Stock and shall give written notice by mail, postage prepaid, or by courier to the Company at its principal corporate office, of the election to convert the same and shall state the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to Section 4.4.5(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; and provided, further, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or, in the case of a lost certificate, after delivery of such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such stock until immediately prior to the closing of such sale of securities.

In the event some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the shares of Preferred Stock that were not converted.

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(d)         Conversion Price Adjustments of Preferred Stock.

(i)         In the event the Company, at any time after the applicable Original Issue Date, shall issue any Additional Stock (as defined below) (including Additional Stock deemed to be issued pursuant to Section 4.4.5(d)(v)) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then, and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of shares of Additional Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on an outstanding and fully-diluted basis, as if all shares of Preferred Stock had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any Additional Stock issuable with respect to shares of Preferred Stock or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment such Conversion Price resulting from the issuance of Additional Stock causing such adjustment.

(ii)        No adjustment of the Conversion Price shall be made in an amount less than $0.01 per share, provided, however, that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made to the Conversion Price. Except as provided in subsections 4.4.5(d)(v)(3) and (4) and subsection 4.4.5(d)(vii) below, no adjustment of the Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(iii)       In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with its issuance and sale.

(iv)       In the case of the issuance of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be its fair market value as determined by the Board irrespective of any accounting treatment.

(v)        In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (which options, rights, convertible or exchangeable securities are not excluded from the definition of Additional Stock), the following provisions shall apply:

1.         the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued for a consideration equal to the consideration (determined in the manner provided in Sections 4.4.5(d)(iii) and 4.4.5(d)(iv) above) received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby, but no further adjustment to the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of such options or rights in accordance with their terms;

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2.         the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration received by the Company for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4.4.5(d)(iii) and 4.4.5(d)(iv) above), but no further adjustment to the Conversion Price shall be made for the actual issuance of Common Stock upon the conversion or exchange of such securities in accordance with their terms;

3.         if such options, rights or convertible or exchangeable securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such increase or decrease becoming effective, be recomputed to reflect such increase or decrease with respect to such options, rights and securities not already exercised, converted or exchanged prior to such increase or decrease becoming effective, but no further adjustment to the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities in accordance with their terms;

4.         upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall promptly be readjusted to such Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities and the consideration received therefor was the consideration actually received by the Company for the issue such options or rights, rights to convert or exchange or options related to such securities, plus the additional consideration actually received by the Company upon such exercise or conversion or exchange or exercise related to such securities; and

5.         if any such options or rights shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such options or rights by the parties thereto, such options or rights shall be deemed to have been issued for such consideration as determined in good faith by the Board.

(vi)       “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.4.5(d)(v)) by the Company after the Original Issue Date, other than:

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1.         securities issued or issuable to employees, directors, officers and consultants of the Company pursuant to plans, agreements and arrangements approved by the Board (including options, warrants and other rights) and not exceeding 20% of the Company’s then-outstanding share capital on a fully diluted basis;

2.         securities issued or issuable upon conversion of the Preferred Stock or pursuant to the terms of that certain Series A Preferred Stock and Warrant Purchase Agreement of the Company dated April 14, 2009;

3.         securities issued or issuable in a registered public offering under the Securities Act;

4.         securities issued or issuable primarily for non-equity financing purposes in connection with strategic collaboration, joint venture, development, marketing, licensing and other similar arrangements and strategic partnerships, the terms of which are approved by the Board;

5.         securities issued or issuable in connection with acquisitions of other entities by the Company by merger, purchase of all or substantially all of the assets or similar transactions, the terms of which are approved by the Board;

6.         securities issued or issuable to banks, lessors and other financial institutions primarily for non-equity financing purposes in connection with commercial credit arrangements, debt financings, equipment financings, commercial property lease transactions and other commercial transactions, the terms of which are approved by the Board;

7.         securities issued or issuable upon exercise of warrants, options, notes or other rights outstanding as of the applicable Original Issue Date;

8.         securities issued or issuable in respect of any shares, options, warrants or convertible securities as a result of the application of the anti-dilution provisions set forth in this Section 4.4.5(d) or as a result of the operation of anti-dilution provisions that are contained in the original terms of such securities and that provide for anti-dilution adjustments under substantially the same circumstances and according to the same adjustment formula as specified in this Section 4.4.5(d);

9.         securities issued or issuable to suppliers or third party service providers primarily for non-equity financing purposes in connection with the provision of goods or services pursuant to transactions approved by the Board;

10.       securities issued or issuable pursuant to a transaction described in Section 4.4.5(d)(vii); and

11.       such additional securities that are designated in writing as excluded from the definition of Additional Stock by the holders of a majority of the then-outstanding shares of Preferred Stock.

(vii)      Upon the happening of an Extraordinary Common Stock Event (as defined below) after the Original Issue Date, the Conversion Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying each of the then effective Conversion Prices by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Price. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. “Extraordinary Common Stock Event” shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock of the Company, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

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4.4.6       Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.4.5, then, in each such case for the purpose of this Section 4.4.6, the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

4.4.7       Recapitalizations. If the Common Stock issuable upon the conversion of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock of the Company, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4 or a merger, consolidation, share exchange or reorganization provided for in Section 4.4.2(b)), then and in each such event each share of Preferred Stock shall be convertible into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

4.4.8       No Fractional Shares; Certificates as to Adjustment.

(a)         No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Preferred Stock, but the Company shall pay to the holder of such shares a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board) at the close of business on the applicable conversion date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Preferred Stock being converted at any one time by any holder, not upon each share of Preferred Stock being converted.

(b)         In each case of an adjustment or readjustment of the Conversion Price of a particular series of Preferred Stock, the Company at its expense will furnish each holder of the such series of Preferred Stock with a certificate, signed by the Company’s Chief Financial Officer or Treasurer, showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

4.4.9       Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall deliver to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the anticipated amount and character of such dividend or distribution.

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4.4.10     Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4.4.11     Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed effectively given: (a) if delivered by hand, upon delivery; (b) if by facsimile machine during normal business hours, upon transmission with confirmation of receipt by the receiving party’s facsimile terminal and if not sent during normal business hours, then on the next business day; (c) for persons residing within the United States, if sent by documented overnight delivery service, on the date one (1) business day following the date on which such notice or other written communication is delivered to such overnight delivery service for mailing; (d) for persons residing outside the United States, if sent by documented overnight delivery service, on the date three (3) business days following the date on which such notice or other written communication is delivered to such overnight delivery service for mailing; or (e) for persons residing within the United States, if mailed via first-class regular mail, forty-eight (48) hours after mailing to the address on record for such holder. A “business day” shall be a day on which banks are open for business (other than a Saturday) in both London, United Kingdom, and Seattle, Washington, USA.

4.5 No Cumulative Voting. Shareholders of the Company shall not have the right to cumulate votes for the election of directors.

4.6 No Preemptive Rights. No shareholder of the Company shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of the Company or to any obligations convertible into stock of the Company, or to any warrant or option for the purchase thereof.

4.7 Quorum for Meeting of Shareholders. A quorum shall exist at any meeting of shareholders if a majority of the votes entitled to be cast is represented in person or by proxy. In the case of any meeting of shareholders that is adjourned more than once because of the failure of a quorum to attend, those who attend the third convening of such meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors, provided that the percentage of shares represented at the third convening of such meeting shall not be less than one-third of the shares entitled to vote.

4.8 Execution of Consent by Less Than Unanimous Consent of Shareholders. To the extent permitted by the Act, the taking of action by shareholders without a meeting by less than unanimous written consent of all shareholders entitled to vote on the action shall be permitted. Notice that shareholder consents are being sought under RCW 23B.07.040(1)(a) shall be given by the Corporation or by another person soliciting such consents in accordance with RCW 23B.07.040(3). Notice that sufficient shareholder consents have been executed to approve the proposed corporate action under RCW 23B.07.040(1)(a)(i) or (ii) shall be given by the Corporation in accordance with RCW 23B.07.040(3).

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4.9 Reduced Voting Requirements. The provisions of this Section 4.9 are specifically intended to reduce the voting requirements otherwise prescribed under RCW 23B.10.030, 23B.11.030, 23B.12.020 and 23B.14.020, in accordance with RCW 23B.07.270. In the case of any matter submitted to a vote of the shareholders of the Company for which the Act requires the approval of two-thirds of the votes of each voting group entitled to be cast thereon, the approval of a majority, rather than two-thirds, of the votes of each voting group entitled to be cast on such matter shall be sufficient for such matter to be approved, unless these Articles provide otherwise. Without limiting the generality of the foregoing, such matters are intended to include, to the extent not inconsistent with the Act, amendments to these Articles, mergers and share exchanges, sales of assets other than in the ordinary course of business, and dissolution. In addition, except as otherwise provided in these Articles, as amended from time to time, the application of separate voting group rights under RCW 23B.10.040(1)(a), (e) or (f), or 23B.11.035 (or any related section concerning voting group rights as to mergers or share exchanges), is hereby explicitly denied.

4.10 Contracts with Interested Shareholders. Subject to the limitations set forth in RCW 23B.19.040, to the extent applicable:

4.10.1 The Company may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its shareholders and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members or otherwise.

4.10.2 Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the shareholder’s having an interest in the contract or transaction.

4.11 Ratification by Shareholder Vote. Subject to the requirements of RCW 23B.08.730 and 23B.19.040, any contract, transaction or act of the Company or of any director or officer of the Company that shall be authorized, approved or ratified by the affirmative vote of a majority of shares represented at a meeting at which a quorum is present shall, insofar as permitted by law, be as valid and as binding as though ratified by every shareholder of the Company.

ARTICLE 5

DIRECTORS

5.1 Number of Directors. The number of directors of the Company shall be determined in the manner provided in the bylaws of the Company, as amended from time to time (the “Bylaws”) and may be increased or decreased from time to time in the manner provided therein.

5.2 Authority of Board of Directors to Amend Bylaws. Subject to the limitation(s) of RCW 23B.10.210, and subject to the power of the shareholders of the Company to change or repeal the Bylaws, the Board is expressly authorized to make, amend or repeal the Bylaws of the Company unless the shareholders in amending or repealing a particular bylaw provide expressly that the Board may not amend or repeal that bylaw.

5.3 Contracts with Interested Directors. Subject to the limitations set forth in RCW 23B.08.700 through 23B.08.730:

5.3.1        The Company may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower or otherwise with its directors and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members or otherwise.

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5.3.2        Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the director’s having an interest in the contract or transaction.

5.4 Indemnification of Directors, Officers, Employees and Agents. The capitalized terms in this Section 5.4 shall have the meanings set forth in RCW 23B.08.500.

5.4.1        The Company shall indemnify and hold harmless each individual who is or was serving as a Director or officer of the Company or who, while serving as a Director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability incurred with respect to any Proceeding to which the individual is or is threatened to be made a Party because of such service, and shall make advances of reasonable Expenses with respect to such Proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 and 23B.08.560(2); provided that no such indemnity shall indemnify any Director or officer from or on account of (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled.

5.4.2        The Company may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Company or, who, while a director, officer, employee, or agent of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee, or agent, whether or not the Company would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.

5.4.3        If, after the effective date of this Section 5.4, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of the Company shall be indemnified to the fullest extent permitted by the Act.

5.4.4        To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this Section 5.4 shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Section 5.4 shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Section 5.4 shall not adversely affect any right or protection of a Director or officer of the Company for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

5.4.5        If any provision of this Section 5.4 or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this Section 5.4, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.

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5.5 Limitation of Directors’ Liability. To the fullest extent permitted by the Act, as it exists on the date hereof or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Section 5.5 shall not adversely affect a director of the Company with respect to any conduct of such director occurring prior to such amendment or repeal.

ARTICLE 6

OTHER MATTERS

6.1 Amendments to Articles of Incorporation. Except as otherwise provided in these Articles, as amended from time to time, the Company reserves the right to amend, alter, change, or repeal any provisions contained in these Articles in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders of the Company are subject to this reservation. A shareholder of the Company does not have a vested property right resulting from any provision of these Articles.

6.2 Correction of Clerical Errors. The Company shall have authority to correct clerical errors in any documents filed with the Secretary of State of Washington, including these Articles or any amendments hereto, without the necessity of special shareholder approval of such corrections.

(Signature Page Follows)

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Executed this 27th day of May, 2014.

BLUE MARBLE ENERGY CORPORATION

By:	/s/ Colby Underwood
Name:	Colby Underwood
Title:	Co-CEO/CBO/Board Member